Exhibit 99.1

Pineapple Financial Announces the Launch of $100M Injective Digital Asset Treasury Strategy, Becoming the First Publicly Traded INJ Holder Worldwide

INJ, the native asset of Injective, the leading finance-focused blockchain, provides one of the higher staking yields in the industry while creating potential new liquidity rails for the estimated multi-trillion dollar tokenization market

●	Pineapple will utilize the net proceeds to launch a dedicated Injective treasury and purchase INJ, becoming the first publicly listed company to do so.

●	INJ, the native asset of Injective, offers industry leading yields while powering new liquidity rails for the multi-trillion-dollar tokenization market.

●	The transaction drew participation from leading investors across traditional finance and crypto, including FalconX, Monarq, Abraxas, Kraken, Blockchain.com, Canary Capital, the Injective Foundation, and others.

Toronto, Canada, September 2, 2025 — Pineapple Financial Inc. (NYSE: PAPL), a leading fintech platform, announces a $100 million private placement to launch the first digital asset treasury strategy anchored in INJ, the native asset of Injective. This investment into the Injective token makes Pineapple the first publicly traded INJ holder worldwide and positions the company as an early mover in merging fintech with blockchain-based finance.

The INJ treasury strategy is expected to generate a passive yield of approximately 12%, among the higher yields across major blockchain networks today. By focusing on an INJ first strategy, the company is positioning itself to explore how blockchain-based assets can propel forward the financial industry at large. This move seeks to align Pineapple with the multi-trillion-dollar tokenization trend being explored by leading global institutions. It also underscores Pineapple’s conviction that the future of all financial markets will increasingly rely on digital rails for capital flows with Injective leading the way.

“The launch of the first Injective digital asset treasury represents a defining moment for Injective and its ecosystem,” said Eric Chen, Co-Founder of Injective. “It highlights the accelerating momentum behind Injective as the blockchain at the forefront of connecting Wall Street with onchain finance. This milestone propels a broader transformation, the convergence of traditional markets with blockchain to create a faster, more transparent, and globally accessible financial system.”

INJ is the native asset of Injective, the leading blockchain built for finance. Powering over $60 billion in transactions, Injective offers faster transaction speeds and cost efficiencies compared to many networks, while focusing on institutional readiness. The network is experiencing strong adoption, with usage surging more than 1,000% year to date. “This transaction highlights Pineapple’s commitment to innovation in financial strategies, said Kendall Marin, COO of Pineapple Financial.

“Traditional finance runs on access to capital, and INJ represents perhaps the best avenue to enable the entire finance industry to move onto blockchain-based rails,” shared Shubha Dasgupta, CEO of Pineapple Financial. “This $100 million raise, solely for the purpose of allocating into INJ, demonstrates our belief that the Injective token can bring forward a future of finance that is transparent and accessible for all.”

“This landmark transaction firmly positions Pineapple to explore the intersection of traditional finance and blockchain, something we believe will be an inflection point for the financial category” said Drew Green, Chairman of Pineapple Financial.

Financial processes such as lending, securitization, and banking remain largely tied to legacy systems that are often slow, costly and opaque. INJ provides a liquidity layer built for speed, efficiency and transparency, capabilities that can directly address the structural challenges in mortgage finance. By investing into INJ, Pineapple is aligning its treasury with innovations that could reshape how finance operates in the years ahead.

The Injective digital asset treasury strategy attracted participation from leading institutions across both traditional finance and crypto, including FalconX, Monarq, Abraxas, Kraken, Blockchain.com, Canary Capital, and the Injective Foundation. This broad backing underscores the confidence experienced investors place in Pineapple’s strategy and in Injective as the blockchain built for finance. D. Boral Capital served as exclusive placement agent for the transaction.

About Pineapple Financial Inc.

Pineapple Financial Inc. (“Pineapple”, or the “Company”) is an award-winning fintech and leading Canadian mortgage brokerage network, focusing on both the long-term success of agents and brokers as well as the overall experience of homeowners. With hundreds of brokers within the network, Pineapple creates cutting-edge cloud-based tools and AI-driven systems to enable its brokers to help Canadians realize their dream of owning a home. Pineapple is active within the community and is proud to sponsor charities across Canada to improve the lives of fellow Canadians.

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Safe Harbor Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. They are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and economic needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances or changes in its expectations that arise after the date hereof, except as may be required by law. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions; the Company’s financial condition, and other factors discussed in the “Risk Factors” section of the registration statements, and periodic reports filed with the SEC. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure that such expectations will be correct. The Company cautions investors that actual results may differ materially from the anticipated results. Forward-looking statements contained in this press release are made as of this date, and the Company undertakes no duty to update such information except as required by applicable law. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov.

Media Contact:

For media inquiries, please contact Shubha Dasgupta, Chief Executive Officer, at Pineapple.

Email: shubha@gopineapple.com

Related Links:

www.pineappleblockchain.com

https://gopineapple.com

http://empoweredbypineapple.com

Investor Relations Contact:

For investor relations inquiries, please contact Pineapple Financial Inc.

ir@gopineapple.com